Exhibit 99.1

Ampio Regulatory and Clinical Update

ENGLEWOOD, Colo., June 14, 2019, /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) announced today that it received FDA approval of the Company’s special protocol assessment (SPA) of a clinical protocol titled “A Randomized, Controlled, Double-Blind Study to Evaluate the Efficacy and Safety of an Intra-Articular Injection of Ampion in Adults with Pain Due to Severe Osteoarthritis of the Knee.”

The FDA response noted “We have completed our review, and based on the information submitted, agree that the design and planned analysis of your study adequately address the objectives necessary to support a regulatory submission.”

The FDA continued, “However, final determinations for marketing application approval are made after a complete review of the marking application and are based on the entire data in the application.”

According to Michael Macaluso, Ampio CEO, “The Company has identified and engaged 15 clinical sites for the trial (AP-013) and patient identification is underway. This pivotal trial seeks to enroll approximately 1,000 patients, with an interim look, to allow sample size adjustments, if required. This trial will assess co-primary endpoints of pain and function. More details of the study will be made available on clinicaltrials.gov.”

About Special Protocol Assessment (SPA)

A SPA is a process in which sponsors may ask to meet with the FDA to reach agreement on the design and size of certain clinical trials to determine if they adequately address scientific and regulatory requirements for a study that could support marketing approval. A SPA agreement would indicate concurrence by the FDA with the adequacy and acceptability of specific critical elements of overall protocol design for a study intended to support a future Biologic License Application (BLA). The elements of the study agreed upon in the SPA agreement are critical to ensuring that the trial conducted under the protocol can be considered an adequate and well-controlled study that can support marketing licensure of Ampion. However, a SPA agreement will not indicate FDA concurrence on every protocol detail, and the FDA may still require us to conduct additional clinical trials in the future to support a BLA for Ampion.

About Osteoarthritis
Osteoarthritis (OA) is an incurable and progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. OA is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation, and increased density of subchondral bone.

About Ampio Pharmaceuticals, Inc.
Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of Ampion, our product candidate, to treat prevalent inflammatory conditions for which there are limited treatment options.

Forward-Looking Statements
Ampio Pharmaceutical’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “predict,” “anticipate,” “will,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA responses and decisions including the timing thereof, the SPA, the BLA, the ability of Ampio to enter into partnering arrangements, to initiate, conduct and report the results of clinical trials, and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K, quarterly reports of Form 10-Q, periodic reports on Form 8-K, and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact

Phone: (720) 437-6500
info@ampiopharma.com